Exhibit 5.1

Our ref                 ADN/784642-000001/75783291v1

Marti Technologies, Inc.
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

29 September 2023

Marti Technologies, Inc.

We have acted as counsel as to Cayman Islands law to Marti Technologies, Inc. (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the "Act") (including its exhibits, the "Registration Statement") related to the registration of 9,727,439 Class A ordinary shares in the capital of the Company of a par value of US$0.0001 each ("2023 Plan Shares") authorised for issuance pursuant to the Company's 2023 Incentive Award Plan (the "2023 Plan") and 3,245,868 Class A ordinary shares in the capital of the Company of a par value of US$0.0001 each (together with the 2023 Plan Shares, the "Shares") authorised for issuance pursuant to the Marti Technologies, Inc. Amended and Restated 2020 Stock Plan assumed by the Company (together with the 2023 Plan, the "Plans").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 26 February 2021, the certificate of incorporation on change of name dated 10 July 2023 and the amended and restated memorandum and articles of the Company as registered or adopted on 10 July 2023 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 10 July 2023 (the "Resolutions"), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Registration Statement.

1.6	The Plans.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plans have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the Cayman Islands and all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the relevant as the governing law of each Plan has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts any relevant jurisdiction (other than the Cayman Islands) as a matter of all relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plans.

2.7	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or Delaware.

2.8	The Company has received or will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than par value.

2.9	The Shares that will be issued pursuant to the Plans will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when such Shares are issued by the Company in accordance with the Memorandum and Articles and the Plans, and upon such Shares being entered as fully-paid on the register of members of the Company, such Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Plans will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement and the Plans or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement or the Plans and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you and your counsel. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Marti Technologies, Inc.

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

29 September 2023

To:	Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

Marti Technologies, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

5	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Plans.

6	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Daniel S. Freifeld, Cankut Durgun, Yousef Hammad, Kerry Healey, Douglas Lute, Alper Oktem and Agah Ugur.

7	The authorised share capital of the Company is (i) US$20,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each and (ii) 1,000,000 preference shares of a par value of US$0.0001 each.

8	The issued share capital of the Company is 48,574,596 Class A Ordinary Shares, which have been duly authorised and are validly issued as fully-paid and non-assessable.

9	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

10	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement and the Plans, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement and the Plans for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

14	The Registration Statement and the Plans have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Plans.

16	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

17	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:

Name:

Title:	Director

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